Exhibit 99.1


                      MetroCorp Bancshares, Inc.
           Announces Fourth Quarter and Year 2003 Earnings

   HOUSTON--(BUSINESS WIRE)--Feb. 2, 2004--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $1.8 million for the fourth quarter 2003, down approximately $170,000 from the same quarter in 2002. Diluted earnings per share for the fourth quarter 2003 were $0.25, compared to $0.28 for the same quarter in 2002. Net income for the twelve months ended December 31, 2003, was $3.7 million, down approximately $5.1 million from the same period in 2002. Diluted earnings per share for the twelve months ended December 31, 2003, were $0.51, compared to $1.23 for the same period in 2002.
   Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, "The year 2003 was a challenging period for MetroCorp Bancshares, Inc. as the uncertain economy and our problem loans caused us to allocate considerable time and attention towards strengthening asset quality. We are pleased with the progress we have made in this area. While we will continue allocating resources in an effort to strengthen asset quality, the Board of Directors and management intends to also focus on developing and implementing a strategic plan to position the bank for future growth."
   Interest income and expense. Interest income for the three months ended December 31, 2003, was $11.0 million, down approximately $835,000 or 7.0% from $11.9 million for the same three months in 2002. The lower interest income in the fourth quarter 2003, compared to the same quarter in 2002, was primarily the result of a lower yield on earning assets that was partially offset by a 1.8% increase in average earning assets. The yield on average earning assets for the fourth quarter 2003 was 5.34% compared to 5.85% for the fourth quarter of 2002, a decrease of 51 basis points. The decrease in yields primarily reflects the impact of the Federal Reserve's interest rate cuts in June 2003 and November 2002 along with new loan production being added to the portfolio at lower interest rates. In addition, as of December 31, 2003, approximately 64.7% of the total loan portfolio was comprised of loans with interest rate floors that carried a weighted average interest rate of 5.88% compared to 61.3% of the total loan portfolio with a weighted average interest rate of 6.58% at December 31, 2002.
   Interest income for the twelve months ended December 31, 2003, was $43.8 million, down approximately $4.9 million or 10.0% from $48.7 million for the same period in 2002. The lower interest income for the twelve months ended December 31, 2003, compared to the same period in 2002, was primarily the result of a lower yield on earning assets that was partially offset by an 8.7% increase in average earning assets. The yield on average earning assets for the twelve months ended December 31, 2003, was 5.37% compared to 6.49% for the same period in 2002, a decrease of 112 basis points.
   Interest expense for the three months ended December 31, 2003, was $2.7 million, down approximately $792,000 or 22.4% from $3.5 million for the same three months in 2002. The decrease in interest expense primarily reflected lower interest rates paid on interest-bearing liabilities. The cost of average interest-bearing liabilities for the fourth quarter 2003 was 1.78% compared to 2.28% for the fourth quarter 2002, a decrease of 50 basis points.
   Interest expense for the twelve months ended December 31, 2003, was $12.1 million, down approximately $2.5 million or 17.0% from $14.6 million for the same period in 2002. The decline in interest expense for the year 2003 was primarily due to a decrease in interest rates paid was partially offset by a 7.0% increase in average interest-bearing liabilities. The cost of average interest-bearing liabilities for the twelve months ended December 31, 2003, was 1.96% compared to 2.53% for the same period in 2002, a decrease of 57 basis points.
   The net interest margin for the three months ended December 31, 2003, was 4.02%, down 9 basis points from 4.11% for the same period in 2002. The decrease was primarily the result of a decrease in the yield on earning assets of 51 basis points that was partially offset by a decrease in the cost of earning-assets of 42 basis points.
   The net interest margin for the twelve months ended December 31, 2003, was 3.89%, down 65 basis points from 4.54% for the same period in 2002. The decrease was primarily the result of a decrease in the yield on earning assets of 112 basis points that was partially offset by a decrease in the cost of earning assets of 47 basis points. The Company's net interest margin may experience further pressure depending on the future interest rate environment.
   Noninterest income and expense. Noninterest income for the three months ended December 31, 2003, was $2.0 million, down approximately $225,000 compared to the same three months in 2002. Service fees for the fourth quarter 2003 were $1.7 million, up $158,000 compared to the same period in 2002. Other loan-related fees and letters of credit commissions and fees for the fourth quarter 2003 were $58,000 and 117,000, respectively, down $302,000 and $38,000, respectively, compared to the same quarter in 2002.
   Noninterest income for the twelve months ended December 31, 2003, was $8.9 million, down approximately $40,000 compared to the same period in 2002. Service fees for the twelve months ended December 31, 2003, were $6.5 million, down approximately $126,000 compared to the same period in 2002 primarily due to less NSF related activity. Other loan-related fees for the twelve months ended December 31, 2003, were $1.0 million, down approximately $74,000 compared to the same period in 2002. All other categories of noninterest income for the twelve months ended December 31, 2003, were $1.4 million, up approximately $160,000 primarily due to an increase of $131,000 in the gain on sale of securities, and an increase of $278,000 in the gain on sale of loans that was partially offset by approximately $94,000 in lower international letters of credit fees and $155,000 in lower other noninterest income.
   Noninterest expense for the three months ended December 31, 2003, was $7.4 million, up approximately $1.4 million or 22.2% compared to $6.0 million for the same period in 2002. The higher noninterest expense for the three months ended December 31, 2003, compared to the same period in 2002, was primarily due to a combination of an increase in salaries and benefits expense of $442,000, and increases in occupancy and equipment expense of $99,000, legal and professional fees of $268,000, and franchise tax expense of $329,000.
   Noninterest expense for the twelve months ended December 31, 2003, was $29.7 million, up $3.6 million or 14.0% compared to $26.1 million for the same period in 2002. The higher noninterest expense for the twelve months ended December 31, 2003, compared to the same period in 2002, was primarily due to $2.1 million in lower of cost or market adjustments on loans held-for-sale and a $1.5 million increase in all other categories of noninterest expense. Salaries and benefits expense for the twelve months ended December 31, 2003, increased approximately $437,000 to $15.2 million compared to the same period in 2002. Occupancy and equipment expense for the twelve months ended December 31, 2003, compared to the same period in 2002, was up approximately $272,000. Legal and professional expense for the twelve months ended December 31, 2003, compared to the same period in 2002 was up approximately $987,000.
   Provision for loan losses and asset quality. The provision for loan losses for the three months ended December 31, 2003, was $300,000, down $1.2 million from the same period in 2002. The provision for loan losses for the twelve months ended December 31, 2003, was approximately $5.7 million, up $1.8 million from the same period in 2002 primarily due to an additional provision for loan losses recorded in the second quarter 2003 as a result of deterioration in certain hospitality related loans. The allowance for loan losses as a percent of total loans at December 31, 2003, and December 31, 2002, was 1.89% and 1.92%, respectively.
   Net charge-offs for the three months ended December 31, 2003, were $336,000 compared to $1.1 million for the same period in 2002. Net charge-offs for the twelve months ended December 31, 2003, were $5.4 million compared to $2.6 million for the same period in 2002. The charge-offs for the twelve months ended December 31, 2003, primarily consisted of $4.5 million charged-off in the second quarter 2003 on certain hospitality and retail related credits.
   As of December 31, 2003, the Company had approximately $69.9 million or 12.0% of its loan portfolio concentrated in the hospitality industry, compared to $70.8 million or 13.0% at September 30, 2003 and $82.0 million or 15.4% at December 31, 2002.
   Net nonperforming assets at December 31, 2003, were $25.0 million compared to $15.5 million at December 31, 2002. As of December 31, 2003, net nonperforming assets primarily consisted of $22.1 million in net nonaccrual loans, $2.6 million in other real estate, and $264,000 in accruing loans that were 90 days or more past due. Approximately $21.4 million or 85.6% of the net nonperforming assets at December 31, 2003, were loans collateralized by real estate. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is continuing to focus its attention on minimizing the Bank's credit risk through more diversified business development.
   Management conference call. On Tuesday, February 3, 2004, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter and year 2003 results. A brief management presentation will be followed by a question and answer period. To participate by phone, dial 1.800.915.4836 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. The webcast will be distributed over CCBN's Investor Distribution Network. Individual investors can listen through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in the network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com. A digital replay will be available an hour after the call. It can be accessed until March 3, 2004, at www.metrobank-na.com by clicking the web cast link.
   MetroCorp Bancshares, Inc., with $864.8 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
   The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.



                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                             (Unaudited)


                                               December 31,
                                           -------------------  Change
                                             2003      2002       %
                                           --------- --------- -------
Consolidated Balance Sheet
--------------------------
Assets
Cash and cash equivalents:
 Cash and due from banks                    $26,347   $30,195   (12.7)
 Federal funds sold and other temporary
  investments                                10,580     7,991    32.4
                                           --------- ---------
  Total cash and cash equivalents            36,927    38,186    (3.3)
Investment securities available-for-sale    257,064   260,038    (1.1)
Other investments                             5,200     4,380    18.7
Loans, held-for-investment, net             537,305   517,609     3.8
Loans, held-for-sale, net                     6,030         -   100.0
Premises and equipment, net                   5,674     5,841    (2.9)
Accrued interest receivable                   3,452     3,391     1.8
Customers' liability on acceptances           3,352     4,080   (17.8)
Foreclosed assets, net                        2,585     1,190   117.2
Other assets                                  7,184     5,350    34.3
                                           --------- ---------
 Total assets                              $864,773  $840,065     2.9
                                           ========= =========

Liabilities and Shareholders' Equity
Deposits:
 Noninterest-bearing                       $169,097  $144,544    17.0
 Interest-bearing                           555,844   546,817     1.7
                                           --------- ---------
  Total deposits                            724,941   691,361     4.9
Other borrowings                             54,173    65,774   (17.6)
Accrued interest payable                        567       717   (20.9)
Acceptances outstanding                       3,352     4,080   (17.8)
Other liabilities                             5,530     3,670    50.7
                                           --------- ---------
 Total liabilities                          788,563   765,602     3.0
Shareholders' Equity:
 Preferred stock, $1.00 par value,
  2,000,000 shares authorized; none of
  which are issued and outstanding                -         -       -
 Common stock, $1.00 par value, 20,000,000
  shares authorized; 7,306,627 shares and
  7,195,927 shares are issued and 7,156,689
  shares and 7,031,882 shares are
  outstanding at December 31, 2003 and
  2002, respectively                          7,307     7,196     1.5
 Additional paid-in-capital                  27,620    26,344     4.8
 Retained earnings                           41,942    39,938     5.0
 Accumulated other comprehensive income         671     2,354   (71.5)
 Treasury stock, at cost                     (1,330)   (1,369)   (2.8)
                                           --------- ---------
  Total shareholders' equity                 76,210    74,463     2.3
                                           --------- ---------
  Total liabilities and shareholders'
   equity                                  $864,773  $840,065     2.9
                                           ========= =========


Nonperforming Assets and Asset Quality Ratios
---------------------------------------------
Nonaccrual loans                            $25,442   $17,209    47.8
Accruing loans 90 days or more past due         264       380   (30.5)
Other real estate ("ORE")                     2,585     1,186   118.0
Other assets repossessed ("OAR")                  -         4  (100.0)
                                           --------- ---------
Total nonperforming assets                   28,291    18,779    50.7
Less nonperforming loans guaranteed by the
 SBA, Ex-Im Bank, or the OCCGF               (3,323)   (3,310)    0.4
                                           --------- ---------
Net nonperforming assets                    $24,968   $15,469    61.4
                                           ========= =========

Net nonperforming assets to total assets       2.89%     1.84%   56.8
Net nonperforming assets to total loans
 and ORE/OAR                                   4.49%     2.92%   53.5
Allowance for loan losses to total loans       1.89%     1.92%   (1.9)
Allowance for loan losses to net
 nonperforming loans                          46.68%    71.08%  (34.3)
Net loan charge-offs to total loans            0.97%     0.49%   97.2
Net loan charge-offs                         $5,392    $2,606   106.9
Total loans to total deposits                 76.39%    76.34%    0.1

Total loans                                $553,783  $527,759     4.9
Allowance for loan losses                   $10,448   $10,150     2.9




                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                             (Unaudited)


                  As of or for the           As of or for the
                    three months              twelve months
                 ended December 31,         ended December 31,
                 ------------------- Change ------------------- Change
                   2003      2002      %      2003      2002      %
                 --------- --------- ------ --------- --------- ------
Average Balance Sheet Summary
-----------------------------
Total assets     $858,426  $840,673    2.1  $851,960  $790,752    7.7
Securities        251,686   247,587    1.7   251,827   222,752   13.1
Total loans       551,987   524,937    5.2   549,610   505,495    8.7
Allowance for
 loan losses       10,637     9,745    9.2    10,595     9,238   14.7
Net loans         541,350   515,192    5.1   539,015   496,257    8.6
Total deposits    719,827   686,329    4.9   708,576   656,824    7.9
FHLB and other
 borrowings        54,803    67,911  (19.3)   60,309    53,056   13.7
Total
 shareholders'
 equity            75,137    74,248    1.2    75,306    70,607    6.7

Income Statement
----------------
Interest income:
 Loans             $8,661    $9,254   (6.4)  $35,242   $37,987   (7.2)
 Investment
  securities:
  Taxable           2,079     2,211   (6.0)    7,321     9,080  (19.4)
  Tax-exempt          235       273  (13.9)      997     1,160  (14.1)
 Federal funds
  sold and other
  temporary
  investments          57       129  (55.8)      278       484  (42.6)
                 --------- ---------        --------- ---------
   Total interest
    income         11,032    11,867   (7.0)   43,838    48,711  (10.0)
Interest expense:
 Time deposits      2,020     2,531  (20.2)    8,942    10,595  (15.6)
 Demand and
  savings
  deposits            290       470  (38.3)    1,345     2,215  (39.3)
 Other borrowings     430       531  (19.0)    1,847     1,818    1.6
                 --------- ---------        --------- ---------
   Total interest
    expense         2,740     3,532  (22.4)   12,134    14,628  (17.0)
Net interest
 income             8,292     8,335   (0.5)   31,704    34,083   (7.0)
Provision for
 loan losses          300     1,533  (80.4)    5,690     3,853   47.7
                 --------- ---------        --------- ---------
Net interest
 income after
 provision for
 loan losses        7,992     6,802   17.5    26,014    30,230  (13.9)
Noninterest
 income:
 Service fees       1,746     1,588    9.9     6,544     6,670   (1.9)
 Other loan-
  related fees         58       360  (83.9)    1,009     1,083   (6.8)
 Letters of
  credit
  commissions and
  fees                117       155  (24.5)      516       610  (15.4)
 Gain on sale of
  securities, net       -         -      -       165        34  385.3
 Gain on sale of
  loans, net           89       113  (21.2)      600       322   86.3
 Other
  noninterest
  income               24        43  (44.2)       93       248  (62.5)
                 --------- ---------        --------- ---------
   Total
    noninterest
    income          2,034     2,259  (10.0)    8,927     8,967   (0.4)
Noninterest
 expense:
 Salaries and
  employee
  benefits          3,826     3,384   13.1    15,183    14,746    3.0
 Lower of cost or
  market
  adjustment -
  loans held-for-
  sale                  -         -      -     2,149         -  100.0
 Occupancy and
  equipment         1,392     1,293    7.7     5,361     5,089    5.3
 Foreclosed
  assets, net         245       197   24.4       248       680  (63.5)
 Other
  noninterest
  expense           1,895     1,149   64.9     6,763     5,543   22.0
                 --------- ---------        --------- ---------
   Total
    noninterest
    expense         7,358     6,023   22.2    29,704    26,058   14.0
Income before
 provision for
 income taxes       2,668     3,038  (12.2)    5,237    13,139  (60.1)
Provision for
 income taxes         860     1,060  (18.9)    1,529     4,350  (64.9)
                 --------- ---------        --------- ---------
Net income         $1,808    $1,978   (8.6)   $3,708    $8,789  (57.8)
                 ========= =========        ========= =========

Per Share Data
--------------
Earnings per
 share - basic      $0.25     $0.28  (10.2)    $0.52     $1.25  (58.2)
Earnings per
 share - diluted     0.25      0.28   (9.4)     0.51      1.23  (58.2)
Weighted average
 shares
 outstanding:
 Basic              7,154     7,031    1.7     7,089     7,024    0.9
 Diluted            7,242     7,179    0.9     7,213     7,154    0.8
 Dividends per
  common share      $0.06     $0.06      -     $0.24     $0.24      -

Performance Ratios
------------------
Return on average
 assets              0.84%     0.93% (10.5)     0.44%     1.11% (60.8)
Return on average
 shareholders'
 equity              9.55%    10.57%  (9.7)     4.92%    12.45% (60.4)
Net interest
 margin              4.02%     4.11%  (2.2)     3.89%     4.54% (14.3)
Efficiency ratio    71.26%    56.85%  25.3     73.11%    60.53%  20.8
Equity to assets     8.75%     8.83%  (0.9)     8.84%     8.93%  (1.0)

Bank Capital Ratios
-------------------
Tier I capital                                 11.78%    12.16%  (3.1)
Total capital
 (tier I & II)                                 13.04%    13.41%  (2.8)
Leverage
 (Regulatory)                                   8.31%     8.20%   1.3


    CONTACT: MetroCorp Bancshares, Inc., Houston
             Allen Brown or David D. Rinehart, 713-776-3876 www.metrobank-na.com